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                       EMPLOYEE STOCK OPTION CERTIFICATE

     THIS OPTION is granted as of January 5, 1998, by FORMAN INTERACTIVE CORP., a New York corporation (the "Company"), to Richard D. Forman ("Optionee").

     WHEREAS, the Company employs Optionee and considers it desirable and in its best interests to induce Optionee to acquire an increased proprietary interest in the Company, thereby creating additional incentive for Optionee to advance the interests of the Company, and

     WHEREAS, the Company's Board of Directors (the ("Board") has determined to grant to Optionee a stock option to purchase shares of the Company's capital stock,

     NOW, THEREFORE, the Company agrees with Optionee as follows:

     1. Grant of Option. The Company hereby grants to Optionee an option (the "Option") to purchase up to 500,000 shares (the "Option Shares") of the Company's common stock, $.0001 par value per share, at exercise prices of (i) $.60 per share for the first 150,000 shares purchased upon the exercise hereof,
(ii) $1.60 per share for the next 100,000 shares purchased upon the exercise hereof, (iii) $3.00 per share for the next 100,000 shares purchased upon the exercise hereof, (iv) $6.00 per share for the last 150,000 shares purchased upon the exercise hereof, all in the manner and subject to the conditions hereinafter provided.

     2. Time of exercise of option and vesting. The Option may be exercised by Optionee at any time after the date hereof and prior to expiration of the Option Term (as hereinafter defined). Options with respect to 150,000 Option Shares shall vest and be immediately exercisable on January 6, 1998. Except as otherwise stated in this Agreement, Options with respect to the remaining Option Shares shall vest as to 100,000 Option Shares six (6) months after the date hereof, as to an additional 100,000 Option Shares twelve (12) months after date, as to an additional 100,000 Option Shares eighteen (18) months after date, and as to the remaining 50,000 Option Shares twenty-four (24) months after date. Lowest priced Options shall vest first.

     3. Method of exercise. The Option shall be exercised by written notice directed to the Company at its principal place of business, accompanied by this Option Agreement and Optionee's check in payment of the full option price for the number of Option Shares specified in such notice of exercise. The Company shall make or cause to be made reasonably prompt delivery to Optionee of a stock certificate or certificates evidencing such Option Shares, provided that if any law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such share certificate or certificates shall be extended for the period necessary to take such action. Notwithstanding the foregoing, at any time at which the Company's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended, payment of the purchase price for the Option Shares that are the subject of such exercise may be made in cash or by delivery to the Company of shares of the Company's common stock, which shall be deemed valued at their fair market value on the date of such exercise, as determined by the Board in its

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sole discretion, provided that any such shares being presented for payment shall have been held by Optionee, as beneficial owner thereof, for at least six months prior to the option exercise in connection with which such shares are tendered as payment. In the event that any such exercise is for less than all of the Option Shares, the Company also shall deliver to Optionee, in addition to stock certificates evidencing the Option shares with respect to which such exercise is made, a new option agreement, in replacement for the option agreement surrendered at the time of the exercise, indicating the number of Option Shares with respect to which this Option remains available for exercise; alternatively, the Company may endorse the original Option Agreement to give effect to the partial exercise thereof.

     4. Termination of option. Except as otherwise states in this Agreement, the period during which the Option shall be exercisable (the "Option Term") shall commence on the date hereof and shall terminate at 5:00 pm, New York time, on January 4, 2003.

     5. Reclassification, consolidation, or merger. (i) If the Company shall declare and pay a distribution payable in shares of the Company's capital stock, or if the Company's shares shall be split up, converted, exchanged, reclassified, or in any way substituted for, then if and whenever the Company shall effect a stock split, stock dividend, subdivision, recapitalization or combination of Shares or other changes in the Company's capital stock, the exercise price hereunder and the number and class of shares and/or other securities with respect to which this Option thereafter may be exercised shall be proportionately adjusted upward or downward, as the case may be, by the Board. The Board may also make such other adjustments as it deems necessary to take into consideration any other event (including, without limitation, accounting changes), if the Board determines that such adjustment is appropriate.

          (ii) Subject to subparagraph (iii) below, if the Company merges or consolidates with one or more corporations, then from and after the effective date of such merger or consolidation, upon exercise of this Option, Optionee shall be entitled to purchase, in lieu of the number of Option Shares as to which this Option shall then be exercisable but on the same terms and conditions of exercise set forth in herein, the number and class of shares and/or other securities or property (including cash) to which Optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation, if, immediately prior to such merger or consolidation, Optionee had been the holder or record of the total number of Option Shares issuable upon exercise of this Option.

          (iii) In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of all or substantially all of the Company's outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company's assets (the foregoing being referred to as "Acquisition Events"), then the Board may in its sole discretion terminate this Option by delivering notice of termination to Optionee at least 20 days prior to the date of consummation of the Acquisition Event; provided that, during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, Optionee shall have the right to exercise this Option in

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full (without regard to limitations on exercise otherwise contained herein), but contingent on occurrence of the Acquisition Event, and provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise shall be null and void. If an Acquisition Event occurs and the Board does not terminate this Option pursuant to the preceding sentence, then the provisions of subparagraph
(ii) above shall apply.

          (iv) If, as a result of any adjustment made pursuant to the preceding paragraphs of this Section 5, Optionee shall become entitled upon exercise of this Option to receive any securities other than the Option Shares, then the number and class of securities so receivable therafter shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Options Shares set forth in this Section 5, as determined by the Board in its discretion.

         (v) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or are warrants to subscribe therefor or upon conversion of shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number and class of shares and/or other securities or property subject to this Option or the exercise price hereunder.

     6. Death, Disability, Retirement, etc. Except as otherwise provided in this Agreement, upon termination of Optionee's employment, this Option, to the extent not exercised by Optionee prior thereto shall remain exercsable by Optionee, or his legal representative, for the following time periods:

          (a) In the event of Optionee's death, any unvested portion of the Option shall immediately vest and this Option, as to all unexercised Option Shares, shall remain exercisable (by the legal representative of his estate or by the person given authority to exercise this Option by Optionee's will or by operation of law) for a period of one year from the date of Optionee's death, provided that the Board, in its discretion, may at any time extend such time period to up to three years from the date of Optionee's death.

          (b) In the event of Optinee's permanent disability, or if Optionee retires at or after age 65 (or, with the consent of the Board or under an early retirement policy of the Company, before age 65), or if Optinee's employment is terminated by the Company without Cause (as defined in Section 7), any unvested portion of the Option shall immediately vest and this Option, as to all unexercised Option Shars, shall remain exercisable for one year form the date of Optionee's termination of empoloyment, provided that the Board, in its discretion, may at any time extend such time period to up to three years from the date of Optionee's termination of employment.


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     7. Cause. Upon the termination of employment of Optionee by the Company for
Cause or by Optionee in violation of an employment agreement between Optionee and the Company or any Board resolution expressly governing Optionee's conduct adopted by the Board on or prior to the date hereof, or by Optionee's resignation without cause prior to the expiration of the then current term of any such employment agreement, or if it is discovered after termination of Optionee's employment that he had engaged in conduct that would have justified a termination of employment by the Company for Cause, this Option shall immediately be canceled as to any Option Shares which have not vested as of the date of termination and may be exercised as to any vested but unexercised portion of the Option for one (1) year from the date of Optionee's termination of employment. Termination of employment by the Company for "Cause" means (i) Optionee's willful and continued failure after notice substantially to perform his duties with the Company, (ii) fraud, misappropriation or intentional material damage to the property or business of the Company or (iii) commission of a misdemeanor or felony.

     8. Rights prior to exercise of option. The Option is nontransferably by Optionee except as otherwise provided herein, and during Optinee's lifetime is exercisable only by Optionee, and Optionee shall have no rights as a shareholder in the Option Shares until payment of the option price and delivery to Optionee of a stock certificate or certificates evidencing such shares.

     9. Listing of Shares and Related Matters. If at any time the Board shall determine in its sole discretion that the listing, registration or qualification of the shares issuable hereunder upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or issuance of shares hereunder, no shares will be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board.

     10. Binding effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Option to be executed the day and year above written.


                                             FORMAN INTERACTIVE CORP.


                                             By: /s/ Peter A. Forman
                                                 --------------------------
                                                 Peter A. Forman, President

Accepted by Optionee:


/s/ Richard D. Forman
---------------------
Richard D. Forman

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